                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

     NAME:  Brantley Capital Corporation

     ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE ZIP CODE):
     20600 Chagrin Boulevard, Suite 1150, Cleveland, Ohio 44122

     TELEPHONE NUMBER (INCLUDING AREA CODE):  216-283-4800

     NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

     Michael J. Finn
     Brantley Capital Management, Ltd.
     20600 Chagrin Boulevard
     Suite 1150
     Cleveland, Ohio 44122

                                   copy to:

     Maryann A. Waryjas                   David A. Sturms
     Jenner & Block                       Vedder, Price, Kaufman & Kammholz
     One IBM Plaza                        222 N. LaSalle Street
     Chicago, Illinois 60606              Chicago, Illinois 60606

     CHECK APPROPRIATE BOX:

     Registrant is filing a Registration Statement pursuant to Section 8(b)
     of the Investment Company Act of 1940 concurrently with the filing of form
     N-8A: Yes [X]    No  [ ]

     ITEM 1.  EXACT NAME OF REGISTRANT.

     Brantley Capital Corporation.

     ITEM 2. NAME OF STATE UNDER THE LAWS OF WHICH REGISTRANT WAS ORGANIZED OR CREATED AND THE DATE OF SUCH ORGANIZATION OR CREATION.

     Maryland; August 1, 1996.

     ITEM 3. FORM OF ORGANIZATION OF REGISTRATION (FOR EXAMPLE, CORPORATION, PARTNERSHIP, TRUST, JOINT STOCK COMPANY, ASSOCIATION, FUND).

     Maryland corporation.

     ITEM 4. CLASSIFICATION OF REGISTRANT (FACE-AMOUNT CERTIFICATE COMPANY, UNIT INVESTMENT TRUST, OR MANAGEMENT COMPANY).

     Management Company.

     ITEM 5.  IF REGISTRANT IS A MANAGEMENT COMPANY:

           (A) STATE WHETHER REGISTRANT IS A "CLOSED-END" COMPANY OR AN "OPEN-END" COMPANY.

               Closed-end company.

           (B) STATE WHETHER REGISTRANT IS REGISTERING AS A "DIVERSIFIED" COMPANY OR A "NON-DIVERSIFIED" COMPANY (READ INSTRUCTION 4(I) CAREFULLY BEFORE REPLYING).

               Non-diversified company.

     ITEM 6.  NAME AND ADDRESS OF EACH INVESTMENT ADVISER OF REGISTRANT.

     Brantley Capital Management, Ltd.
     20600 Chagrin Boulevard
     Suite 1150
     Cleveland, Ohio 44122

     ITEM 7. IF REGISTRANT IS AN INVESTMENT COMPANY HAVING A BOARD OF DIRECTORS, STATE THE NAME AND ADDRESS OF EACH OFFICER AND DIRECTOR OF REGISTRANT.

     Registrant maintains a board of directors.



            Name and Address:             Position with Registrant:
            -----------------------       --------------------------

            Robert P. Pinkas              Chairman of the Board,
            20600 Chagrin Boulevard       Chief Executive Officer,
            Suite 1150                    Chief Financial Officer,
            Cleveland, Ohio  44122        Treasurer and Director

            Michael J. Finn               President and Director
            20600 Chagrin Boulevard
            Suite 1150
            Cleveland, Ohio  44122


            Paul H. Cascio                Vice President and Secretary
            20600 Chagrin Boulevard
            Suite 1150
            Cleveland, Ohio  44122


            James R. Bergman              Vice President
            20600 Chagrin Boulevard
            Suite 1150
            Cleveland, Ohio  44122


            L. Patrick Bales              Director
            20600 Chagrin Boulevard
            Suite 1150
            Cleveland, Ohio 44122


            Benjamin F. Bryan             Director
            20600 Chagrin Boulevard
            Suite 1150
            Cleveland, Ohio 44122


            Richard Moodie                Director
            20600 Chagrin Boulevard
            Suite 1150
            Cleveland, Ohio 44122

     ITEM 8. IF REGISTRANT IS AN UNINCORPORATED INVESTMENT COMPANY NOT HAVING A BOARD OF DIRECTORS:

           (A) STATE THE NAME AND ADDRESS OF EACH SPONSOR OF REGISTRANT;

           (B) STATE THE NAME AND ADDRESS OF EACH OFFICER AND DIRECTOR OF EACH SPONSOR OF REGISTRANT;

           (C) STATE THE NAME AND ADDRESS OF EACH TRUSTEE AND EACH CUSTODIAN OF REGISTRANT.

               Not Applicable.

      ITEM 9. (A) STATE WHETHER REGISTRANT IS CURRENTLY ISSUING AND OFFERING ITS SECURITIES DIRECTLY TO THE PUBLIC (YES OR NO).

               No.

           (B) IF REGISTRANT IS CURRENTLY ISSUING AND OFFERING ITS SECURITIES TO THE PUBLIC THROUGH AN UNDERWRITER, STATE THE NAME AND ADDRESS OF SUCH UNDERWRITER.

               Not applicable.

           (C) IF THE ANSWER TO ITEM 9(A) IS "NO" AND THE ANSWER TO ITEM 9(B) IS "NOT APPLICABLE," STATE WHETHER REGISTRANT PRESENTLY PROPOSES TO MAKE A PUBLIC OFFERING OF ITS SECURITIES (YES OR NO).

               Yes.

           (D) STATE WHETHER REGISTRANT HAS ANY SECURITIES CURRENTLY ISSUED AND OUTSTANDING (YES OR NO).

               Yes.

           (E) IF THE ANSWER TO ITEM 9(D) IS "YES," STATE AS OF A DATE NOT TO EXCEED TEN DAYS PRIOR TO THE FILING OF THIS NOTIFICATION OF REGISTRATION THE NUMBER OF BENEFICIAL OWNERS OF REGISTRANT'S OUTSTANDING SECURITIES (OTHER THAN SHORT-TERM PAPER) AND THE NAME OF ANY COMPANY OWNING 10 PERCENT OR MORE OF REGISTRANT'S OUTSTANDING VOTING SECURITIES.

               As of October 30, 1996, Robert P. Pinkas and Michael J. Finn own all of the registrant's outstanding securities.

     ITEM 10.  STATE THE CURRENT VALUE OF REGISTRANT'S TOTAL ASSETS.

     $413,602

     ITEM 11. STATE WHETHER REGISTRANT HAS APPLIED OR INTENDS TO APPLY FOR A LICENSE TO OPERATE AS A SMALL BUSINESS INVESTMENT COMPANY UNDER THE SMALL BUSINESS INVESTMENT ACT OF 1958 (YES OR NO).

     No.

     ITEM 12. ATTACH AS AN EXHIBIT A COPY OF THE REGISTRANT'S LAST REGULAR PERIODIC REPORT TO ITS SECURITYHOLDERS, IF ANY.

     Not applicable.

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Cleveland and State of Ohio on the 30th day of October, 1996.

                                        BRANTLEY CAPITAL CORPORATION



                                        By: /s/  ROBERT P. PINKAS
                                        -------------------------------------
                                         Robert P. Pinkas
                                         Chairman of the Board, Chief
                                         Executive Officer, Chief Financial
                                         Officer and Treasurer

ATTEST:

/s/ PAUL H. CASCIO
------------------------
Paul H. Cascio
Vice President and Secretary